Exhibit 99.1

FTC Solar Announces Board Transition

T.J. Rodgers to step down from Board after 5 years

Shaker Sadasivam named Chairman of the Board

Tamara Mullings to join the Board

AUSTIN, Texas — January 23, 2023 – FTC Solar, Inc. (Nasdaq: FTCI), a leading global provider of solar tracker systems, software, and engineering services, today announced that Thurman John “T.J.” Rodgers, Chairman of the Board of Directors of FTC Solar, has informed the Board that he is stepping down after five years in the role. He will remain a shareholder and continue to be available as an independent advisor. Shaker Sadasivam, an FTC Solar director since 2017, will succeed Rodgers as Chairman.

Mr. Rodgers is a founding investor in FTC Solar and has served as Chairman since the company’s inception in 2017. A recognized icon among silicon valley leaders, Rodgers notably founded and led Cypress semiconductor over a successful 34 year run, in addition to notable board leadership roles at SunPower and Enphase Energy. Amongst a number of other initiatives, Rodgers currently serves on four boards, including as Chairman of Enovix.

“On behalf of our Board and FTC’s management team, we thank T.J. for his service and longstanding commitment to the Company,” stated Sean Hunkler, President, and Chief Executive Officer of FTC Solar. “We greatly appreciate the leadership, insight, and expertise that T.J. has provided since the company’s inception.”

Mr. Rodgers stated, “It has been a pleasure to work with Sean Hunkler and the Board over the past 5 years as both a founding investor and Board Chairman. Sean and his team have built an incredible company that I believe is well-positioned for long-term growth. As the company moves forward, FTC’s management team needs and deserves full availability from its Board Chairman which, given recent increases in my commitments, I simply don’t have time to provide.” Mr. Rodgers went on to say, “I want to thank my fellow directors and wish the Company nothing but success.”

The FTC Solar Board of Directors announced that it has elected Shaker Sadasivam as Chairman effective January 19, 2023.

“Shaker Sadasivam is an incredibly well-respected leader who, along with T.J. was the first investor in FTC Solar,” Mr. Hunkler said. Over the past five years, he has helped the company grow from concept to an industry leader, while navigating through a time of significant market disruption. He is uniquely positioned to chair the FTC Board during this period of change and significant opportunity.”

In addition to the transition at Chairman, the company has announced the appointment of Tamara Mullings, previously an FTC Solar Board observer, as a new director, effective January 19, 2023.

“We are delighted to welcome Tamara Mullings to our Board of Directors,” Hunkler continued. “Tamara has made significant contributions to the FTC Board and the company as a Board Observer over the past roughly two years, and I’m pleased to see her now transition to full member.”

Mrs. Mullings brings to FTC Solar broad experience across energy and technology. Prior to becoming a Board Observer at FTC Solar, she served as Assistant Vice President of Global Technology Services at MetLife from 2017-2021. Earlier in her career, she served as Chief of Staff for SunEdison and Head of E-Commerce for True Glory Brands, as well as strategy and program management roles with Southern

California Edison and IBM. Mrs. Mullings received her MBA from Stanford University and a chemical engineering degree from Princeton University.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a leading provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

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